Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Sales Increased 25% in First Quarter Fiscal 2012

Reports 10th Consecutive Quarter of Sequential Revenue Growth;

Retires $29.7 Million in Convertible Bonds;

Raises Full Year Fiscal 2012 Guidance

CHESTNUT RIDGE, NY, OCTOBER 26, 2011 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal first quarter ended October 1, 2011.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the first quarter of fiscal 2012 are as follows:

(In millions, except per share data, percentages and bps)	Q1 FY12 GAAP	Q1 FY11 GAAP	Q1 FY12 non-GAAP*	Q1 FY11 non-GAAP*	YOY Change non-GAAP*
Revenue	$49.0	$39.1	$49.0	$39.1	25.4%
Gross Margin	61.0%	59.8%	60.6%	60.1%	50	bps
Operating Income (Loss)	$11.8	$(0.6)	$6.9	$4.3	59.6%
Operating Margin	24.0%	(1.4)%	14.0%	11.0%	300	bps
Net Income (Loss)	$7.3	$(1.3)	$4.3	$2.3	87.2%
Net Income (Loss) Per Diluted Share	$0.43	$(0.10)	$0.26	$0.18	44.4%

*	A presentation of, and a reconciliation of, non-GAAP financial measures with the most directly comparable GAAP measures, if different, can be found in the financial tables below.

Comments on the Quarter

“LeCroy’s first quarter of fiscal 2012 marked the Company’s tenth consecutive quarter of sequential revenue growth,” said President and Chief Executive Officer Tom Reslewic. “Sales increased 25% to $49 million – a record for the Company – driven by continued strength at the mid- and high-end range of our oscilloscope product lines. All geographies performed well, particularly Asia-Pacific and EMEA. We generated $6.8 million in cash from operations as we continued to effectively manage our working capital.”

As previously disclosed last week, in the second quarter of fiscal 2012, LeCroy retired all of its outstanding 4% convertible notes totaling approximately $29.7 million, which matured on October 15, 2026. The retired convertible notes were rolled into the Company’s existing $75 million revolving line of credit, which expires on August 8, 2016, and is currently carrying an interest rate of 2.3%.

GAAP operating income for the first quarter of fiscal 2012 includes $5.1 million of non-cash share-based compensation benefit of which $5.6 million is attributable to the remeasurement of outstanding stock appreciation rights (“SARs”), offset by $0.5 million in share-based compensation expense attributable to options and restricted stock. Accounting for SARs requires the recognition of an expense or benefit to the consolidated statements of operations depending on whether the Company’s stock price increased or decreased, respectively.

Outlook and Guidance

“Going forward, we continue to see opportunities to further penetrate the oscilloscope market,” said Reslewic. “Demand is strong for LabMaster, the world’s highest bandwidth and channel count oscilloscope system. Our new WaveRunner 6 Zi series oscilloscopes also are selling at a brisk pace, setting an all-time record for WaveRunner sales in the current quarter.”

“LeCroy entered the second quarter with robust demand for our products and strong backlog. For fiscal year 2012, we are increasing our guidance, anticipating sales of between $200 to $205 million. We expect non-GAAP operating margin of between 15.0% and 15.5% and non-GAAP net income in the range of $1.16 to $1.21 per diluted share. For the second quarter of fiscal 2012, we currently expect to report revenues of approximately $50 to $52 million, non-GAAP operating margin of approximately 15%, and non-GAAP net income in the range of $0.29 to $0.31 per diluted share,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, October 26, 2011 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 47-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: continuing to see opportunities to further penetrate the oscilloscope market; expectation to continue to see strong demand for LabMaster, the world’s highest bandwidth and channel count oscilloscope system; expectation to continue to see robust demand for LeCroy’s products and strong backlog; and LeCroy’s expectations for second-quarter and full-year fiscal 2012 revenues, non-GAAP operating margin and non-GAAP earnings per share.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates and interest rates applicable to our variable rate bank debt; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2011, which the Company expects to file in November 2011.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business are described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus or minus primarily non-cash charges for share-based compensation (benefit) costs and business realignment charges included in cost of revenues. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income (loss) reported under GAAP plus or minus primarily non-cash charges for share-based compensation (benefit) costs, business realignment charges, acquisition costs and amortization of intangible assets acquired through the Bogatin Enterprises, L.L.C. transaction. A significant portion of our stock-based compensation benefit was the result of the decrease in the fair value of our SARs, driven primarily by the decline in our stock price. Non-GAAP operating income is not a substitute for GAAP operating income (loss).

We define non-GAAP net income as net income (loss) reported under GAAP plus or minus primarily non-cash charges for share-based compensation (benefit) costs, business realignment charges, acquisition costs and amortization of intangible assets acquired through the Bogatin Enterprises, L.L.C. transaction, write-off of debt issue costs and non-cash amortization of debt discount on convertible notes, each net of applicable income taxes, such that the effective tax rate, for non-GAAP net income is approximately 29% and 31% on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for the 2011 and 2012 periods, respectively. Non-GAAP net income is not a substitute for GAAP net income (loss).

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data. By definition, non-GAAP measures do not give a full understanding of LeCroy; therefore, to be truly valuable, they must be used in conjunction with the GAAP measures. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended
In thousands, except per share data	Oct 1, 2011	Oct 2, 2010
Revenues:
Test and measurement products	$45,905	$36,473
Service and other	3,121	2,637

Total revenues	49,026	39,110

Cost of revenues:
Share-based compensation	(232)	135
Other costs of revenues	19,376	15,587

	19,144	15,722

Gross profit	29,882	23,388

Operating expenses:
Selling, general and administrative:
Share-based compensation	(4,369)	4,037
Other selling, general and administrative expenses	13,545	11,312

	9,176	15,349

Research and development:
Share-based compensation	(471)	697
Other research and development expenses	9,423	7,905

	8,952	8,602

Total operating expenses	18,128	23,951

Operating income (loss)	11,754	(563)

Other income (expense):
Write-off of debt issue costs	(153)	—
Interest income	24	11
Interest expense	(465)	(790)
Amortization of debt discount on convertible notes	(470)	(561)
Other, net	(171)	(277)

Other expense, net	(1,235)	(1,617)

Income (loss) before income taxes	10,519	(2,180)
Provision (benefit) for income taxes	3,230	(916)

Net income (loss)	$7,289	$(1,264)

Net income (loss) per common share
Basic	$0.44	$(0.10)
Diluted	$0.43	$(0.10)

Weighted average number of common shares:
Basic	16,460	12,667
Diluted	16,965	12,667

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	Oct 1, 2011	July 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,363	$5,488
Accounts receivable, net	30,997	31,562
Inventories, net	46,674	48,248
Other current assets	11,332	13,329

Total current assets	98,366	98,627

Property and equipment, net	26,609	26,334
Intangible assets, net	1,787	499
Other non-current assets	4,274	4,733

TOTAL ASSETS	$131,036	$130,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,029	$17,896
Accrued expenses and other current liabilities	18,885	24,728
Convertible notes, net of unamortized discount of $82 and $553, respectively	29,568	29,097

Total current liabilities	65,482	71,721

Deferred revenue and other non-current liabilities	4,357	3,968

Total liabilities	69,839	75,689

Stockholders’ equity	61,197	54,504

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,036	$130,193

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended
In thousands	Oct 1, 2011	Oct 2, 2010
GAAP gross profit, as reported	$29,882	$23,388

Non GAAP adjustments:
Share-based compensation	(232)	135
Business realignment - severance charge	68	—

Non GAAP gross profit	$29,718	$23,523

	Quarter Ended
In thousands	Oct 1, 2011	Oct 2, 2010
GAAP operating income (loss), as reported	$11,754	$(563)

Non GAAP adjustments:
Share-based compensation	(5,072)	4,869
Business realignment - severance charge	81	—
Acquisition costs	38	—
Amortization of intangible assets acquired	72	—

Non GAAP operating income	$6,873	$4,306

	Quarter Ended
In thousands	Oct 1, 2011	Oct 2, 2010
GAAP net income (loss), as reported	$7,289	$(1,264)

After-tax effect of Non GAAP adjustments:
Share-based compensation	(3,517)	3,220
Business realignment - severance charge	57	—
Acquisition costs	27	—
Amortization of intangible assets acquired	50	—
Write-off of debt issue costs	106	—
Non-cash amortization of debt discount on convertible notes	328	362

Non GAAP net income	$4,340	$2,318

	Quarter Ended
In thousands, except per share data	Oct 1, 2011	Oct 2, 2010
Net income (loss) per common share
Diluted, as reported	$0.43	$(0.10)
Diluted, non GAAP	$0.26	$0.18

Weighted average number of common shares:
Diluted, as reported	16,965	12,667
Diluted, non GAAP	16,965	13,013